Exhibit 10.2

AFFIRMATION OF GUARANTY

THIS AFFIRMATION OF GUARANTY (this “Agreement”) is made and entered into as of the 25th day of January, 2012, by INTCOMEX, INC., a Delaware corporation (“Guarantor”) with an address of 3505 NW 107th Avenue, Miami, Florida 33178.

WITNESSETH:

WHEREAS, PNC Bank, National Association, a national banking association, in its capacity as Agent (in such capacity, the “Agent”) has agreed to make certain financial accommodations as evidenced by that certain Revolving Credit and Security Agreement dated as of July 25, 2011 (as amended and modified from time to time, the “Credit Agreement”) among Software Brokers of America, Inc., a Florida corporation, Accvent LLC, a Florida limited liability company, Forza Power Technology LLC, a Florida limited liability company, KLIP Xtreme LLC, a Florida limited liability company, and Nexxt Solutions LLC, a Florida limited liability company (“Borrowers”), the lenders party thereto from time to time and the Agent (capitalized terms used herein and not otherwise defined herein shall have the meaning provided therefor in the Credit Agreement.); and

WHEREAS, pursuant to that certain Guaranty and Suretyship Agreement dated as of July 25, 2011 (as amended and modified from time to time, the “Guaranty”) by Guarantor, Guarantor agreed to guarantee obligations of Borrowers.

NOW, THEREFORE, for and in consideration of the extensions of credit to Borrowers pursuant to the Credit Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in accordance with the requirements of that certain First Amendment to the Credit Agreement, Guarantor hereby agrees as follows:

1. Guarantor Representations. Guarantor represents and warrants to Agent as of the date first written above that (i) Guarantor has received and reviewed that certain First Amendment to Revolving Credit and Security Agreement dated as of the date hereof (the “First Amendment”) among Borrowers, Lenders and Agent as well as the Credit Agreement, (ii) Guarantor has the capacity to enter into this Agreement and (iii) no default exists under the Guaranty.

2. Affirmation of Guaranty. Guarantor hereby (i) acknowledges and consents to all of the terms and conditions of the First Amendment, the Credit Agreement and the Other Documents each as amended and modified and (ii) affirms all of its obligations under the Guaranty and confirms that the Guaranty continues in full force and effect.

3. Further Assurances. Guarantor shall take such further actions and shall execute such other documents as may be necessary or as may be required by Agent to complete the transactions contemplated hereby.

IN WITNESS WHEREOF, Guarantor has duly executed this Agreement under seal as of the day and year first above written.

WITNESS / ATTEST:		INTCOMEX, INC.

/s/ Henry Balmas		By:	/s/ Russell A. Olson
Print Name:	Henry Balmas	Name:	Russell A. Olson
Title:	Director of Accounting & Finance	Title:	Chief Financial Officer